                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of the ______ day of February, 2000, is entered into by and between All-Star Car Wash, Inc., a Nevada corporation ("Employer"), and Mr. Jeffrey Leader, residing at 10 Falcon Road East Hills, NY 11576 ("Employee").

                                   WITNESSETH:

        WHEREAS, Employer desires to obtain the services of Employee; and

        WHEREAS, Employee desires to enter into this Agreement and become employed by Employer upon the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Employment. For the term provided in Section 2, Employer hereby employs Employee as its Vice President for Operations, and Employee hereby accepts that employment, upon the terms and conditions hereinafter set forth.

Term of Employment. Employee's term of employment under this Agreement shall commence as of February ___, 2000 and shall continue in effect through the third anniversary of the date of the closing of the acquisition by Employer or any of its subsidiary corporations of its first car wash (the "Original Term") estimated to be on or before _________________ unless extended as provided in the next sentence or unless terminated sooner as provided elsewhere in this Agreement. Notwithstanding the foregoing, on the last day of the Original Term (the "First Extension Date") and again on the one year anniversary of the First Extension Date if the Original Term is extended as provided below (the "Second Extension Date"), the term of this Agreement shall automatically be extended for one additional year unless, not later than 90 days prior to the First Extension Date or the Second Extension Date, as the case may be, Employer shall have given written notice to Employee that this Agreement will not be extended.

Duties of Employee.

        (a) Employee agrees, during the term of Employee's employment hereunder, to devote his full professional and business time, skills and best efforts, in accordance with Employer's policies and procedures, to the supervision of all aspects of the daily operation of the car wash businesses operated by the Company and its subsidiaries, subject to such directions with respect thereto as shall be given the Employee by the Board of Directors



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                of the Employer or the Board of Directors of E-Star Holding
                Corp., of which corporation the Employer is a wholly owned subsidiary, or by the presidents of either the Employer or of E-Star Holding Corp. The Employee shall also perform such duties not inconsistent with his position as an executive officer of the Employer as shall be assigned to him by the president or the Board of Directors of either the Employer or of E-Star Holding Corp. Unless otherwise agreed to in advance by Employer, Employee shall not accept any employment with any other person or entity, become self-employed in any capacity, or engage in any activities which are considered by Employer to be detrimental to the business of Employer. Employee shall perform his duties hereunder in such locations as Employer is conducting business from time to time, it being acknowledged that Employer intends to conduct its business throughout the United States, and Employee shall undertake reasonable business travel as may be necessary to perform his duties hereunder. Employee shall have an office located within New York, New Jersey or Connecticut (the "Tri-State Area"); provided that without Employee's consent, Employee's office shall not be located outside the Tri-State Area.

        (b) Employee (i) represents that all activities performed on behalf of Employer prior to the date hereof have been performed in accordance with all applicable legal requirements and (ii) covenants that all services to be performed by Employee pursuant to his employment hereunder shall be performed in accordance with all applicable legal requirements. Employee will also be responsible for establishing and maintaining all appropriate internal accounting controls in accordance with generally accepted accounting principles for (i) Employer, (ii) Radence Generation II, Ltd., a subsidiary of Employer, and (iii) each car wash owned, directly or indirectly, by Employer or subsidiary of Employer.

        (c) The making of passive and personal investments by Employee shall not be prohibited hereunder, provided such activities do not interfere with the duties and services required to be rendered by Employee for Employer hereunder, and are not competitive with or detrimental to Employer's business.

Termination of Agreement. During the term of Employee's employment hereunder, Employee's employment with Employer may not be terminated by Employer or Employee for any reason or under any circumstances, except that Employer may terminate this Agreement as follows:

        1. Upon the death of Employee; provided, that Employer shall pay to the estate of Employee the compensation which would otherwise be payable to Employee for one hundred eighty (180) days after the date of death; including without limitation additional compensation under Section 5 (b), and any bonus amount under Section 5 (c), if applicable;

        2. For "Cause", which for purposes of this Agreement shall mean that:



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                (i)     Employee shall have (A) committed fraud or embezzlement,
                        (B) materially breached any of the provisions of Sections 9, 10, 11, 12 or 13 of this Agreement, or (C) materially breached, or failed to perform and discharge, his duties hereunder.

                (ii)    Employee shall have (A) been convicted of any felony,
                        (B) committed an act of moral turpitude, or (C) engaged in conduct intended to result in substantial personal enrichment of Employee at the expense or otherwise to the detriment of Employer, its parent or any of its affiliates or subsidiaries;

                (iii) Employee shall have failed to comply on a timely basis with a reasonable directive of the Board of Directors of Employer or E-Star Holding Corp. not inconsistent with the terms of this Agreement or the Employee's position as an executive officer of Employer; or

                (iv) Employee shall have engaged in misconduct which materially injures the reputation, business, business relationships of Employer, its parent, or any of its affiliates, monetarily or otherwise.

                Termination for Cause pursuant to Section 4(b)(i)(C) or 4(b)(ii) shall be effective only if Employee's material breach or failure to perform remains unremedied for thirty days after delivery by the Board of Directors of Employer to Employee of a written notice specifying the conduct for which this Agreement will be terminated for Cause.

                If Employee's employment is terminated upon the occurrence of one or more of the events specified in this Section 4(b), then Employee shall only be entitled to receive Employee's then unpaid (i) Base Salary (as defined in Section 5(a) plus (ii) the cost of living adjustment (as provided in Section 5(b), both prorated to the effective date of termination, and shall not be entitled to any other compensation or employment benefits for any period after the effective date of termination, including without limitation, any Additional Compensation pursuant to
                Section 5(c).

        3. Upon Employee's "disability", provided that Employer shall pay to Employee the compensation which would otherwise be payable to Employee for sixty (60) days from the effective date of termination of Employee's employment hereunder due to his disability. For purposes of this Agreement, "disability" means Employee's incapacity due to physical or mental illness, which renders Employee unable to perform Employee's duties hereunder on a full time basis for ninety (90) consecutive days, and, within ten (10) days after Employer notifies Employee in writing that Employer intends to terminate Employee's employment in accordance with this Section 4(c), Employee shall not have returned to the performance of Employee's duties hereunder on a full-time basis for a period of at least thirty (30) consecutive days.




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        4.      Without cause by Employer by written notice specifying the termination date, but subject to making the payment as required by Section 8.

        5. In the event that on or prior to 60 days from the date hereof Employer or a subsidiary of the Employer has not consummated the First Acquisition (as that term is defined below) of a car wash.

Compensation.

        1. Employer agrees to pay Employee, for all services rendered under this Agreement, as base compensation, such annual salary as shall be determined by the Board of Directors of Employer, from time to time, but in no event shall compensation during the term of employment, for services rendered to Employer by Employee and in consideration of Employee's covenants and agreements as set forth herein, be less than a base salary ("Base Salary") of Eighty Five Thousand Dollars ($85,000) per annum, less applicable withholding and other taxes; provided, however that Employee's Base Salary shall be increased to (i) $95,000 upon Employer or its subsidiaries having closed the acquisition of eight car washes, (ii) $105,000 upon Employer or its subsidiaries having closed the acquisition of twelve car washes, (iii) $150,000 upon the Employer or its subsidiaries having closed the acquisition of eighteen (18) car washes and (iv) $175,000 upon Employer or its subsidiaries closing the acquisition of 29 car washes. Such base compensation of $85,000 per annum shall commence on the date of the closing of the acquisition by Employer or its subsidiary of its first car wash (the "First Acquisition"). Such compensation will be paid to Employee at such times as are consistent with Employer's general payroll practices.

        2. Each of the amounts set forth in Section 5(a) above, shall be increased on each January 1 commencing January 1, 2001 to an amount which shall equal the Base Amount plus an amount equal to such Base Amount multiplied by the percentage increase in the consumer price index from March 1, 2000 until such January 1, as reported by the Bureau of Labor Statistics of the United States Department of Labor for all urban consumers for the New York Northern New Jersey
- Long Island, NY-NJ-LI-PA.

        3. Employee's Base Salary during the term of Employee's employment hereunder shall be supplemented by the Additional Compensation (defined below) determined and payable in the manner set forth in this Section 5(c). No later than March 31 of the first complete calendar year after the year in which the First Acquisition occurs, and no later than March 31 of each succeeding calendar year, including the calendar year immediately following the year in which this Agreement expires or is terminated (other than any termination for cause), E-Star Holding Corp.'s independent auditors (the "Auditor) shall calculate the earnings per share of E-Star Holding Corp.'s common stock for the prior calendar year (the "EPS"). Such calculation shall be made in accordance with generally accepted accounting principles for the calculation of earnings per share of common stock of a corporation, consistently applied. The Auditor shall then compare such EPS with the EPS for the preceding year (such preceding year's EPS, the "Base EPS"), which Base EPS shall be zero for the year in which the First Acquisition occurs. The amount by which any year's EPS exceeds the Base EPS shall be referred to hereinafter as "Increased Profits Per Share." All calculations by the Auditor shall be final and binding on the parties hereto and not subject to any challenge, except for manifest error. For



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purposes of calculating the "Increased Profits Per Share", the Base EPS shall never be deemed to be less than zero. Employee shall be entitled to such additional compensation (the "Additional Compensation") as is equal to the amount obtained by multiplying (i) the amount of Base Salary paid to Employee for the calendar year preceding the year for which EPS was calculated by (ii) the percentage from the table below that corresponds to Increased Profits Per Share.


                Increased Profits Per Share
                ---------------------------
                     of Common Stock                  Percentage
                     ---------------                  ----------
                          $.01 - $.10                     5%
                          $.11 - $.20                    10%
                          $.21 - $.30                    20%
                          $.31 - $.40                    30%
                          $.41 - $.50                    40%
                          $.51 - $.60                    50%
                          $.61 - $.70                    70%
                          $.71 - $.80                    90%
                          $.81 - $.90                   110%
                          $.91 - $1.00                  130%
                          over   $1.00                  150%

                The Additional Compensation shall be paid in equal installments during the remaining portion of the calendar year in which the calculation of such Additional Compensation was made, in accordance with Employer's payroll practices and policies that apply to the payment of Base Salary. In no event shall any Additional Compensation that has not been paid to Employee on the termination date be paid to Employee if his employment hereunder is terminated for cause or if Employee terminates his employment under this Agreement for any reason. In the event of the death or disability of Employee, Employee (or his estate, as the case may be) shall be entitled to receive Additional Compensation under this Section 5(c) during the calendar year immediately following the last full calendar year in which Employee performed services to Employer pursuant to this Agreement and shall be entitled to receive a portion of the Additional Compensation for the year in which such death or disability occurred calculated by multiplying (i) the amount of Additional Compensation that Employee would otherwise have been entitled to receive had he been employed for the full calendar year by (ii) a fraction, the numerator of which shall be the number of days in such calendar year prior to Employee's death or disability and the denominator of which shall be 365.

Sale of Stock.

        1. In consideration of Employee entering into this Agreement, Employer shall cause E-Star Holding Corp. to sell to Employee an aggregate of twenty thousand (20,000) shares of E-Star Holding Corp.'s common stock (the "Initial Shares") as follows: seven thousand (7,000) shares immediately after the First Acquisition; if Employee is then still employed by Employer



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an additional six thousand (6,000) shares one year after the First Acquisition;
and if Employee is then still employed by Employer, the remaining six thousand (6,000) shares two years after the First Acquisition. Such shares shall be sold for thirty one and one fourth cents ($0.3125) each and payment for such shares shall be made by Employee to E-Star Holding Corp. upon delivery thereof. All such shares hall be "restricted securities", as such term is defined in Rule 144(a) promulgated under the Securities Act of 1933, as amended, and the certificates evidencing such shares shall have the following legend endorsed thereon:

                        THE SHARES OF STOCK REPRESENTED BY
                        THIS CERTIFICATE HAVE NOT BEEN
                        REGISTERED UNDER THE SECURITIES ACT
                        OF 1933, AS AMENDED, AND MUST BE HELD
                        INDEFINITELY UNLESS REGISTERED UNDER
                        SUCH ACT OR UNLESS AN EXEMPTION
                        FROM SUCH REGISTRATION IS AVAILABLE.

        2. Employee shall not be entitled to purchase any additional shares because of any extension of this Employment Agreement.

Compensation-Fringe Benefits. Employee shall receive at least the following additional benefits, which may be extended or increased, but not reduced, by Employer in its discretion:

        1. During the term of Employee's employment hereunder, Employee shall be entitled to vacation with pay at such times and for such periods as are consistent with policies of Employer.

        2. During the term of Employee's employment hereunder, Employee shall also be eligible to participate in any of Employer's medical, dental (if any), life insurance, disability (if any) and any pension, profit sharing and stock option plan, then in effect.

        3. Employer shall reimburse Employee for business expenses reasonably incurred in connection with his employment in accordance with Employer's reimbursement practice upon presentation of adequate documentation.

        4. Employer shall lease an automobile for the use of Employee (the lease payments for such automobile will not exceed $500 per month) and, to the extent paid by Employee, Employer shall reimburse Employee for gas, maintenance and insurance with respect to the business use of such automobile, in accordance with the policy for such payment, to be established by Employer.

Payment Upon termination. If Employer terminates Employee's employment hereunder (other than pursuant to Section 4(a), (b), (c) or (e)), which termination shall be by written notice specifying the date of termination, Employee shall be entitled, as liquidated damages, to the following, in full payment for any claims Employee may have for such termination,

        (i)     any accrued fringe benefits listed in Section 7, and



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        (ii)    Base Salary payable to the Employee calculated as of the date of such termination, to be paid until the earlier to occur of (i) the third anniversary of the First Acquisition or (ii) the second anniversary of the effective date of such termination, payable in the same periodic installments as the Employee received Base Salary prior to such termination. After such termination Employee will not be entitled to receive Additional Compensation as provided in Section 5(c) except to the extent payable to the Employee after the termination of his employment for the period before such termination of his employment, as in such Section 5(c) provided.

Noncompetition. Employee covenants and agrees that during the term of his employment hereunder and for a period of up to three (3) years from the later of the (a) termination of this Agreement or (b) the termination of the Employee's employment with the Employer (regardless of the reason for such termination of employment), Employee shall not, directly or indirectly (i) enter into the employ of or render any services to (A) any person, or entity engaged in any enterprise that owns or operates one or more car washes within three (3) miles of any location where the Employer or any of its subsidiaries operate a car wash (a "Competitive Business") or (B) any entity or enterprise involved in the consolidation of individual or group of car washes (a "Competitive Consolidating Company"), (ii) engage in any Competitive Business or any Competitive Consolidating Company for his own account; (iii) become associated with or interested in any Competitive Business or any Competitive Consolidating Company as an individual, partner, equity owner, creditor, director, manager, officer, principal, agent, employee, director, consultant, advisor or in any other relationship or capacity, or (iv) call on, solicit, take away, accept as a client, agent or customer or attempt to call on, solicit, take away or accept as a client, agent or customer, any individual, agent or entity that (A) was a client, agent or customer of Employer (for the purposes of this Section 9 and Sections 10, 11, 12, 13, 14 and 15, the term "Employer" includes the Employer's parent and the Employer's and such parent's subsidiaries and any successor to any such entity) during the twenty four (24) month period immediately preceding any such act or (B) that was a client, agent or customer of Employer at any time and with which Employee had direct or indirect contact in the scope of Employee's employment by Employer. However, nothing in this Agreement shall preclude Employee from investing in the securities of any corporation or other business entity which is engaged in a Competitive Business or a Competitive Consolidating Company if such securities are traded on a regional or national stock exchange or quoted through an inter-dealer quotation system and if such investment does not result in the Employee beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such competitor. Prior to accepting employment or a consulting arrangement with any business or entity competing with Employer, Employee shall notify Employer in writing of the name of the prospective employer, clearly describing each of such prospective employer's businesses and describing in detail the services to be performed by the Employee in the proposed employment. Employer shall promptly notify Employee whether it believes that such new employment will violate the restrictions imposed upon Employee pursuant to the provisions of this Section 9. Employer's response shall be made within forty-eight (48) hours after receipt of such written notification from Employee, but the Employer's response made later than 48 hours if the delay is for reasonable cause, shall also be deemed to have been timely made.




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        If Employer wishes to continue the restrictions of this Section 9 for a further term, but not to exceed an additional two (2) years, Employer shall pay to Employee compensation at the rate of the Base Salary and the cost of living adjustments thereof, payable to Employee at the time of the termination of Employee's employment pursuant to Sections 5(a) and 5(b). In such event, the provisions of this Section 9 shall be applicable for so long as such additional compensation payments continue.

        Confidential Data.

        1. Employee further agrees that during the term of Employment hereunder and at all times thereafter he will keep confidential and not, directly or indirectly, divulge to anyone nor use or otherwise appropriate for Employee's own benefit or the benefit of any third party, any material information obtained or learned by him during the course of his employment with Employer relating to the operational, financial, business, or other affairs of the Employer, including but not limited to pricing, marketing, customer, financial, mailing list, sales, technical, or other proprietary or non-public information, as well as designs, procedures, plans, methods, strategies, techniques of production or service, vendors, methods, confidential records, formulas, computer software programs or any portions of logic comprising said programs, clients, customers, financial planning and information, of Employer ("Confidential Data"). Employee hereby acknowledges and agrees that the prohibitions against disclosure of the Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies which Employer may have available pursuant to the statutory laws and/or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Employer of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights available or remedies which it may possess in law or equity absent this Agreement.

        2. This Agreement imposes no obligation upon Employee with respect to Confidential Data which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Employee or by any other person or entity bound by a confidentiality agreement with Employer), (ii) was available to Employee from a source other than Employer or its directors, officers, employees, agents or advisors whom Employee reasonably believed was permitted to divulge such information or (iii) subject to the next two sentences, is disclosed in response to legal process. In the event Employee becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Data, Employee shall provide Employer with prompt written notice of such requirement so that Employer may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Employee agrees to furnish only that portion of the Confidential Data which is specifically required and (at Employer's expense) to exercise best efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed information that Employer so designates.

        Non-solicitation of Employees. Employee covenants that during the term of his employment hereunder and for a two (2) year period following the termination of Employee's employment for any reason whatsoever, Employee shall neither, directly or indirectly, induce or attempt to induce any employee of Employer to terminate his or her employment with




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Employer, and during said period Employee shall not directly or indirectly, hire, employ or recruit or cause any other person or entity to hire, employ or recruit any current or former officer, manager, supervisor or other significant employee of Employer.

        Property of Employer. Employee acknowledges that from time to time in the course of providing services pursuant to this Agreement, Employee shall have the opportunity to inspect and use Confidential Data and other property, both tangible and intangible, of Employer, and Employee hereby agrees that the Confidential Data and such other property and information shall remain the exclusive property of Employer and Employee shall have no right or proprietary interest in the Confidential Data or such property of Employer.

Developments and Discoveries of Employee. In consideration of employment of Employee, any and all technical information, designs, procedures, plans, methods, technique of production, services or sales development, inventions, improvements, discoveries, processes, programs or systems, in the broadest sense whether or not patentable, trademarkable, or registerable, discovered by Employee, either alone or with others, during Employee's employment with Employer or within one hundred and eighty (180) days thereafter and that (i) are based in whole or in part upon Confidential Data, or (ii) are useful in, or related to the business, work or interests of Employer or (iii) result from any work that may be done by Employee for or on behalf of Employer (the "Developments"), shall be fully disclosed by Employee to the President of Employer promptly and in writing following their invention, development or discovery. The Developments shall be the sole and exclusive property of Employer as work for hire, and Employee hereby assigns and agrees to assign to Employer his entire right, title and interest in and to each Development. Upon the request of Employer, both during and after Employee's employment with Employer, Employee shall cooperate with Employer and its designee(s) in the procurement and maintenance, at Employer's expense and its discretion, of the patents, trademarks, service marks, copyrights or other protections of assignments, certificates or other Employer's rights in such Developments and shall execute, acknowledge and deliver such assignments, certificates and other documents as Employer may consider necessary or appropriate to vest properly all rights, titles and interest therein in Employer. If a patent application, trademark, or copyright registration is filed by Employee or on behalf of Employee within one
(1) year after termination or Employee's employment with Employer, and that otherwise relates to a portion of Employer's business with which Employee was involved during Employee's employment with Employer, it is to be conclusively presumed that the Development was conceived by Employee during such period of employment. Employee shall notify the President of Employer promptly and in writing of any such application or registration and shall assign to Employer his entire right, title and interest in and to such development and in and to such application or registration.

        Equitable relief. Employee acknowledges that any breach of Section 9,
Section 10, Section 11 and/or Section 13 hereof cannot reasonably or adequately be compensated with monetary damages in an action at law and that a breach of any of such provisions contained in this Agreement will cause Employer irreparable injury and damage. By reason thereof, Employee expressly acknowledges and agrees that Employer shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and permanent injunctive and other equitable relief, without the necessity of Employer posting of a bond and without Employer having to prove irreparable injury, likelihood of ultimately





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prevailing on the merits or a balancing of the equities in its favor, to prevent or curtail any breach or threatened breach of any of such Sections of this Agreement by Employee; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as an election of remedies or a waiver of any alternative remedies or a prohibition against Employer pursuing other legal or equitable remedies in the event of a breach of the terms hereof.

        Blue Lining. In the event that any of the provisions Sections 9, 10, 11 and/or 13 are deemed unenforceable by a court of competent jurisdiction because such unenforceable restriction is overly broad, then the Employer and the Employee agree that such unenforceable restriction shall be reduced as to such time, area and/or activity restricted which such court shall deem reasonable and therefore enforceable.

        Sale of Shares. During the term of Employee's employment hereunder, Employee agrees not to, directly or indirectly, sell, transfer, assign or otherwise transfer during any 12-month period in excess of 5,000 shares of common stock of E-Star Holding Corp. (or any interest therein) that was issued at any time to Employee pursuant to this Agreement; provided, however that the foregoing restriction shall cease to be applicable at such time as such common stock is listed on the Nasdaq National Market.

        Withholding. In the event that Employee is eligible to receive or benefit from any form of compensation or benefits hereunder, and if Employer shall be required to withhold any amounts (the "Withholding Taxes") by reason of any federal, state or local tax laws, rules or regulations in respect of such compensation or benefit, Employer shall be entitled to deduct and withhold such amounts from any payments, to be made to, or other compensation or benefits made available to, Employee. In any event, Employee shall make available to Employer, promptly when requested by Employer, sufficient funds to meet the requirements of such withholding; and Employer shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to Employer out of any funds or property due or to become due to Employee.

        Reliance. Each party to this Agreement acknowledges that each of his/its covenants contained herein is a material inducement to the other to complete and to cause him/it to complete this Agreement.

        Severability. In the event of any provision of this Agreement or any word, phrase, clause, sentence or other sentence thereof (including without limitation, the geographical and temporal restriction contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.

        Amendments. This Agreement may be amended only by writing executed by each of the parties hereto.

        Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto concerning the subject matter hereof and specifically supersedes all prior contracts,





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agreements, arrangements, communications, discussion, representations and warranties, whether oral or written, between the parties hereto.

        Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, without regard to the principles or policies or conflicts of law of such state.

        Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

        Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall be effective only if in writing and no such waiver shall be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement. The failure of any party to exercise any rights or privileges under this Agreement shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.

        Assignment. Employer shall at its sole discretion have the ability to assign any of its rights or obligations hereunder without prior written consent of Employee. Employee shall not assign any rights or delegate any duties hereunder without prior written consent of Employer.

        Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and maybe enforced by, each of the parties to this Agreement and his/its heirs, administrators, executors, successors and permitted assigns.

        Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, by facsimile, by United States mail (certified or registered, postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties, to his residence in the case of Employee or to its principal office in the case of Employer, with copies to parties respective attorneys as follows: if to the Employer, to Feder Kaszovitz Isaacson Weber Skala & Bass, LLP, 750 Lexington Avenue, New York, NY 10022-1200, fax no. (212) 888-7776, Attn: Gabriel Kaszovitz, Esq., and if to the Employee, to




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

        IN WITNESS WHEREOF, the parties have executed this Employment Agreement the day and year first above written, intending to be legally bound:


                                         ALL-STAR CAR WASH, INC.


                                         By:
                                             -------------------------
                                             Name:
                                             Title:




                                            --------------------------
                                                  Jeffrey Leader





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